September 29, 2017

Mr. Joseph Petri and Mr. Peter Walstrom
5410 East Avenue
West Palm Beach
Florida
33407

Dear Gentlemen:

RE: Letter of Intent by Ethema Health Corporation for the purchase of the debts of all Blue Dog Group of Companies

This Letter of Intent, if accepted will constitute the basis for a formal Agreement of Purchase and Sale between Ethema Health Corporation ("Ethema") in Trust for a Company to be incorporated as purchaser and Blue Dog Holdings, LLC ("BDH"), with Joseph Petri and Peter Walstrom, as vendors (collectively the "Vendors") in which the Vendors will sell all of the debt they own in the Blue Dog Group of Companies. The aggregate of all of the debt of BDH owned by the Vendors is $6,021,949.76 (the "Owner Debt"). The Vendors being the owners of all of the shares of BDH will change the structure of the Owner Debt to convertible notes such that the debt when converted will hold a supermajority (in excess of 99%) of the shares of BDH.

1. The Vendors will sell $6,021,949.76 of the Debt for 30,000,000 common shares of Ethema and Ethema shall represent that at the time of closing it shall not have any more than 170,000,000 shares either outstanding or in the aggregate, issued and outstanding shares and shares committed to be issued, not including shares that may be issuable in the settlement of the Debts of BlueDog not including the Owner Debt. . The 30,000,000 common shares shall remain in escrow (the "Escrow Shares") of which 50% shall remain in escrow for a period of time sufficient to guarantee the indemnities that will be given by the Vendors and all of the shares shall remain in escrow at least until the Debts of BlueDog are repaid. Shawn Leon the President and CEO will represent, warrant and guarantee that he or his wife will not sell any shares owned in Ethema at the time of Closing without the consent of the Vendors until such time as the Vendors have been able to liquidate at least 75% of the Escrow Shares in total or enough Escrow Shares to recoup 50% of the total value of Owner Debt sold to Ethema..

2. The Vendors will cause BDH to enter into a management agreement with a subsidiary of Ethema ("ManagementCo") that will transfer the day to day operations of BDH to the ManagementCo and Ethema represents that Management Co shall commit $2,500,000 to the ManagementCo bank account to fund the operations of BDH from and after the Closing Date (defined below).

3. The ManagementCo shall bill the insurance providers for all services rendered by BDH from and after the Closing Date directly on behalf of BDH and direct all payments received by BDH to BDH bank accounts with sole signing authority by the ManagementCo. The collections of these receivables will be directed to the ManagementCo bank account to repay any and all advances made by the ManagementCo for the operations of BDH. Any excess collections over and above the amounts advanced by ManagementCo will be the fee earned by the ManagementCo for the management services rendered.

4. The Current officers and Directors listed on the DCF license held by Blue Dog shall remain in the employ of Blue Dog until such time as the MangementCo is no longer in charge of running Blue Dog or one year whichever comes first.

5. The Debts of Blue Dog, shall either be purchased by Ethema for Ethema common shares or they shall be renegotiated such that they will become postponed to the ManagmentCo advances and will carry normal commercial payment terms whereby the annual interest is no higher than 8% per annum and the term shall be no shorter than forty eight months.

6. Upon confirmation of the net realizable value of the current company receivables (the "NAR") , the current Blue Dog company bank account will be credited with up to 50% of the NAR or $750,000 whichever is greater (the "Advance"), from the ManagementCo and Blue Dog will reimburse 50% of all NAR collections to the ManagementCo until the Advance is paid back. The ManagementCo and the current managers of Blue Dog shall agree on which payables of Blue Dog will be paid from the Advance and the other 50% of the NAR not returned to ManagementCo. One hundred percent of the NAR collected will be paid to past due payables of Blue Dog or the Advance and shall not be used for the operations of Blue Dog from and after the Closing Date.

7. Only those employees that are required to be brought back to work after the Closing Date will be paid their back wages for days actually worked prior to being laid off. Those employees which are not being brought back to work will only be paid their back wages as NAR is collected sufficiently to pay them the back wages and shall sign a release of Blue Dog from future claims as a condition of receiving the back pay.

8. The ManagementCo shall bring the lease into good standing and pay the back lease payments and the payments going forward. The ManagementCo shall negotiate an option to purchase the building as a condition to bringing the lease into good standing. It is acknowledged and agreed that BDH has a $750,000.00 deposit on the building lease and Ethema will put up sufficient collateral within 6 months of the Closing Date such that

the landlord will release the deposit back to BDH in which case Ethema and the ManagementCo agree to pay back the Monitor Real Estate Loan or within 6 months of the Closing Date Ethema will pay back the Monitor Real Estate Loan directly to the Vendors and the Vendors will assign the deposit over to Ethema.

9. The current shareholders of Blue Dog and the Vendors will give standard representations and warranties about the state of affairs of Blue Dog and give personal indemnities (the "Indemnities", defined below) against those representations and warranties and the Vendors shall pledge the Escrow shares for a period of time matching the indemnities given by the Vendors. The Vendors will include representations and warranties with respect to the Debt as being Bone Fide and free to transfer. The vendors will represent that they are accredited investors.

10. The Vendors represent that the financial statements of BDH are being audited and that auditors will be paid to complete their audits as soon as possible after closing but in no case more than 60 days after closing. The Vendors further represent that the DCF license and all accreditation are in good standing and that the Insurance Company agreements listed in Schedule A are in good standing with the Insurance Companies.

11. BDH employees and its shareholders shall be subject to standard non-competition and non-solicitation clauses.

12. The expected Closing Date is October 18, 2017 or another date as mutually agreed to by the parties hereto. In consideration of the expenditure of time, effort and money to be undertaken by Ethema following the acceptance of this Letter of Intent by the Vendors, the Vendors and the BDH shareholders that from and after the date hereof until the Closing Date, they will not, and shall not permit, to the extent to which it or they have control or to the extent legally possible, any officer, director, shareholder, affiliate, agent, representative or other person acting on its or their behalf to, directly or indirectly, continue, entertain, solicit or enter into any discussions, offers, agreements or negotiations with any other person (whether solicited or unsolicited), with respect to any transaction outlined in this Letter of Intent or the purchase and sale similar to the transaction or any sale of shares or change of control in BDH and shall suspend any existing activities or discussions with any parties other than Ethema and its representatives relating to a similar transaction unless such activities are contemplated by this letter. The Vendors agree to forthwith advise Ethema of the details and to provide copies of any offers for BDH (by way of assets, shares or otherwise) from and after the signing of the Letter of intent and the Closing Date.

13. The Parties agree to work together after the signing of this letter of Intent to prepare for

the reopening of the BDH facilities as soon as possible after the Closing Date. Prior to Closing the Vendors agree to provide at least the materials listed in Schedule A for due diligence purposes and any other materials Ethema may deem to be relevant to the state of the affairs of BDH.

14. This letter sets out our intentions as to the principal terms and conditions upon which the Proposed Transaction would be completed and is a legally non-binding obligation of the parties, except for those obligations of the Vendor described in Paragraph 12. The parties will have no obligation to close the proposed transaction until all relevant legal agreements have been executed and delivered and all other condition precedents have been completed to their satisfaction.

Sincerely,

Ethema Health Corporation

____

Shawn Leon, President

Accepted this 29 day of September, 2017

Blue Dog Holdings, LLC

____

Joseph Petri
Chief Executive Officer

____

Joseph Petri

____

Peter Walstrom

SCHEDULE A

Due Diligence Documents

Site Plan (Survey)

Building layouts and plans

Plans for the building under construction.

Financial statements of all entities last three years

Status of audits.

Updated payables lists

Lists of all claims, law suits either threatened or actual and copies of the claims.

Company org charts and ownership structure.

All debt instruments and agreements.

Insurance payer agreements

Insurance policies on companies.

All licenses and accreditation.

Have you ever had a death of any of your clients in last 7 years.

Status of In network license application

Copies of payrolls and details of payrolls that were never paid.

Property lease. (What did landlord pay for it)

Copy of the agreement with CARP

Policies and procedures manuals.

Program Manuals and Plans

All lease agreements and finance agreements and contractual commitments of any kind.

Anything that is a potential claim or liability

AR lists in detail.